Exhibit 9
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing of the Owens Corning/Fibreboard Asbestos Personal Injury Trust, the PI Trust Advisory Committee and James J. McMonagle, Esq., in his capacity as the Future Claimants’ Representative under the Owens Corning/Fibreboard Asbestos Personal Injury Trust Agreement, dated October 31, 2006, on behalf of each of them a statement on Schedule 13D (including amendments thereto) with respect to shares of common stock, par value $0.01 per share, of Owens Corning, a Delaware corporation, and that this Agreement be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.
[Signature page follows]
Joint Filing Agreement

     IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of this 19th day of December, 2006.

OWENS CORNING/FIBREBOARD ASBESTOS PERSONAL INJURY TRUST

/s/Harry Huge Harry Huge, Trustee

/s/D. LeAnne Jackson D. LeAnne Jackson, Trustee

/s/Dean M. Trafelet Dean M. Trafelet, Trustee

PI TRUST ADVISORY COMMITTEE

/s/Matthew Bergman Matthew Bergman, Esq.

/s/Russell W. Budd Russell W. Budd, Esq.

/s/John D. Cooney John D. Cooney, Esq.

/s/James Ferraro James Ferraro, Esq.

/s/Theodore Goldberg Theodore Goldberg, Esq.

/s/Steven Kazan Steven Kazan, Esq.

/s/Joseph F. Rice Joseph F. Rice, Esq.

/s/Armand J. Volta, Jr. Armand J. Volta, Jr., Esq.

/s/Perry Weitz Perry Weitz, Esq.
Joint Filing Agreement

FUTURE CLAIMANTS’ REPRESENTATIVE, under the Owens Corning/Fibreboard Asbestos Personal Injury Trust Agreement, dated October 31, 2006

/s/James J. McMonagle James J. McMonagle, Esq.
Joint Filling Agreement